Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

P3 Health Partners Inc.

Henderson, Nevada

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated October 20, 2022, relating to the consolidated financial statements of P3 Health Partners Inc. (“Company”), which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Las Vegas, Nevada

November 4, 2022